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                                                                   Exhibit 23(b)

                          INDEPENDENT AUDITORS' CONSENT
                          -----------------------------

Board of Directors
Progress Energy, Inc.:

We consent to the incorporation by reference in the registration statements No. 33-33520 on Form S-8, No. 33-38349 on Form S-3, No. 333-89685 on Form S-8, No.
333-47910 on Form S-3, No. 333-52328 on Form S-8, No. 333-48164 on Form S-8, No.
333-69738 on Form S-3, No. 333-81278 on Form S-3, No. 333-81278-01 on Form S-3,
No. 333-81278-02 on Form S-3, No. 333-81278-03 on Form S-3, and No. 333-70332 on
Form S-8 of Progress Energy, Inc. of our report dated February 15, 2001, with respect to the consolidated balance sheet and schedule of capitalization of Florida Progress Corporation as of December 31, 2000, which report appears in the December 31, 2001 annual report on Form 10-K of Progress Energy, Inc.


/s/ KPMG LLP
KPMG LLP
St. Petersburg, Florida
March 25, 2002